Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nushares ETF Trust:

We consent to the use of our report dated September 27, 2018, with respect to the financial statements and financial highlights of Nushares Enhanced Yield U.S. Aggregate Bond ETF, Nushares ESG U.S. Aggregate Bond ETF, and Nushares Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF, each a series of Nushares ETF Trust, as of July 31, 2018, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

November 26, 2018